         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000
                                                        REGISTRATION NO 333-____

-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GETTY IMAGES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                  98-0177556
 (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                          701 N. 34TH STREET, SUITE 400
                            SEATTLE, WASHINGTON 98103
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                            ------------------------

            GETTY IMAGES, INC. 1998 STOCK INCENTIVE PLAN, AS AMENDED
                            (FULL TITLE OF THE PLAN)

                              SUZANNE L. PAGE, ESQ.
                                 GENERAL COUNSEL
                               GETTY IMAGES, INC.
                          701 N. 34TH STREET, SUITE 400
                            SEATTLE, WASHINGTON 98103
                                 (206) 268-2000
                    (NAME AND ADDRESS, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO:
                               CRAIG W. ADAS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         2882 SAND HILL ROAD, SUITE 280
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 926-6200

                            ------------------------

                                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF SECURITIES TO BE         AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING         AMOUNT OF
            REGISTERED                 REGISTERED        PER SECURITY           PRICE            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                        3,000,000          $ 40.25(1)      $ 120,750,000 (1)        $ 31,878.00
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low price of shares of our common stock on the Nasdaq National Market on August 17, 2000, which high and low prices were $41.00 and $39.50, respectively.

                             INTRODUCTORY STATEMENT

         We are filing this registration statement to register additional shares of the same class of securities for which a registration statement was filed on Form S-8 (No. 333-46325) on February 13, 1998 relating to our 1998 Stock Incentive Plan, as amended. The additional shares being registered under this registration statement reflect an increase in the authorized number of shares under such plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" into this registration statement the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

         - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         - All other reports we have filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1999; and

         - Our Registration Statement on Form S-8 (No. 333-46325), filed on February 13, 1998 in connection with our 1998 Stock Incentive Plan.

         All reports and other documents which we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act will be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the respective date of filing of each of those documents until the filing of a post-effective amendment to this registration statement which indicates either that all securities offered by this registration statement have been sold or which deregisters all of the securities under this registration statement then remaining unsold.

         Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 2, 2000, there were 49,740,673 shares of our common stock outstanding. One share of our preferred stock has been designated as Series A special voting preferred stock and is outstanding and one share of our preferred stock has been designated as Series B special voting preferred stock and is outstanding. No other shares of preferred stock are currently outstanding.

         The following is a summary description of our capital stock. Our bylaws and our amended and restated certificate of incorporation, as amended, provide further information about our capital stock.

COMMON STOCK

         Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, each holder of our common stock is entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, each holder of our common stock is entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of the holders of any class of preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of the class or series, without the approval of our stockholders. The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

         We have issued one share of our Series A special voting preferred stock and one share of our Series B special voting preferred stock, which we collectively refer to as "special voting stock." The holder of the special voting stock is not entitled to receive dividends or to participate in the proceeds of any liquidation, and the certificates of designation governing the special voting stock provide no rights or preferences other than the voting rights described below. The special voting stock is held by Montreal Trust Company of Canada, as trustee, under two voting trust and exchange rights agreements. Under these agreements, Montreal Trust is obligated to vote the Series A special voting stock and the Series B special voting stock in accordance with the instructions received from the holders of the exchangeable non-voting shares of EyeWire Partners, Inc. and 3032097 Nova Scotia Limited, respectively.

         The holder of the special voting stock is entitled to vote with the holders of common stock as a single class on all matters submitted to a vote of our stockholders, except as otherwise provided by law. The voting rights of the holder of the special voting stock are identical to those of the holders of common stock in all respects, except that the holder of the special voting stock is entitled to a number of votes equal to the number of shares of our common stock issuable upon the exchange of (a) in the case of the Series A special voting stock, the outstanding exchangeable non-voting shares of EyeWire Partners, and (b) in the case of the Series B special voting stock, the outstanding exchangeable non-voting shares of 3032097 Nova Scotia Limited, in each case excluding exchangeable non-voting shares which are owned by us, any of our subsidiaries and any person directly or indirectly controlled by or under common control with us. All of the exchangeable non-voting shares of EyeWire Partners are held by one of our controlled subsidiaries and, therefore, the Series A special voting stock is not currently entitled to exercise voting rights.

EXCHANGEABLE NON-VOTING SHARES IN 3032097 NOVA SCOTIA LIMITED

         In connection with our acquisition of EyeWire, pursuant to a Combination Agreement dated August 5, 1999, the former stockholders of EyeWire received an aggregate of 1,561,010 exchangeable non-voting shares of 3032097 Nova Scotia Limited, a subsidiary we formed to complete the EyeWire acquisition. Each exchangeable non-voting share is exchangeable for one share of our common stock. We have an effective shelf registration statement in place with respect to the resale of the common stock by such former EyeWire stockholders. The former stockholders of EyeWire must exchange their exchangeable non-voting shares into the shares of our common stock before they can sell shares under the shelf registration statement. As of August 2, 2000, 1,093,634 exchangeable non-voting shares have been exchanged for shares of our common stock.

REGISTRATION RIGHTS

         The holders of approximately 22,390,000 shares of common stock, or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include their shares of common stock therein. Additionally, certain of these holders have demand registration rights with respect to their shares of common stock, and we are required to use our reasonable best efforts to effect the registration if such holders exercise those rights. All of these registration rights are subject to conditions and limitations, including the right of the lead underwriters of an offering to limit the number of shares included in the registration.

         We are required to pay most of the costs incurred in connection with any registration of these shares, excluding underwriting discounts and commissions and any stamp or transfer tax or duty. The registration rights described above could result in substantial future expenses and adversely affect any future equity or debt offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND OUR BYLAWS

         SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 generally provides that a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to Section 203 may not engage in a "business combination," as defined in Section 203, with the corporation for a period of three years from the date on which that stockholder became an "interested stockholder," as defined in Section 203, unless:

         - prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

         - the business combination is approved by the board of directors of the corporation and authorized by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

         A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with its affiliates, owns, or within three years prior to the determination of the interested stockholder status, did own, 15% or more of the voting stock of the corporation. Section 203 could prohibit or delay a merger or other takeover or change of control transaction with respect to our company and, accordingly, may discourage actions that could result in a premium over the market price for the shares held by our stockholders.

         ISSUANCE OF PREFERRED STOCK

         Our board of directors is authorized to issue 5,000,000 shares of preferred stock and determine the powers, preferences and special rights of any unissued series of preferred stock, including voting rights, dividend rights, terms of redemption, conversion rights and the designation of any such series, without the approval of our stockholders. As a result, our board of directors could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock. Our board of directors could issue the preferred stock with terms calculated to delay or prevent a change in control or make removal of management more difficult.

         CLASSIFICATION OF OUR BOARD OF DIRECTORS

         Our amended and restated certificate of incorporation provides that our board of directors shall consist of up to ten directors and be divided into three classes. The directors in each class will serve three-year terms, with one class being elected each year by our stockholders. The term of the Class I directors (two directors) will expire at the annual meeting of our stockholders to be held in 2001; the term of the Class II directors (two directors) will expire at the annual meeting of our stockholders to be held in 2002; and the term of the Class III directors (two directors) will expire at the annual meeting of our stockholders to be held in 2003. At each annual meeting of our stockholders, the successors to directors whose terms will then expire will be elected to serve for a three-year term. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of our company and may maintain the incumbency of the board of directors.

         STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS

         Our bylaws provide that our stockholders may not take action by written consent, and can only take action at a duly called annual or special meeting of our stockholders. Our bylaws further provide that, unless otherwise prescribed by statute or by our amended and restated certificate of incorporation, special meetings of our stockholders may only be called by the Chairman of the Board, the President or the Secretary of our company, at the written request of at least two-thirds of the entire board of directors or the record holders of at least a majority of the outstanding shares of our common stock. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy contests. Such provisions could have the effect of discouraging others from making tender offers for our shares.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our amended and restated certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of our amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other law, such as the federal securities law.

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

         - for any breach of the director's duty of loyalty to the corporation or its stockholders;

         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         -    arising under Section 174 of the Delaware General Corporation Law;
              or

         - for any transaction from which the director derived an improper personal benefit.

         Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, an agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee, director or officer of our company or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         We have entered into indemnification agreements to indemnify our directors and certain officers, in addition to the indemnification provided in our bylaws and amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws and amended and restated certificate of incorporation also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is The Bank of New York. Its address is 101 Barclay Street, New York, New York 10286 and its telephone number is (212) 815-8188.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except to the extent indicated below, there is no charger provision, bylaw, contract, arrangement or statute under which any controlling person, director or officer of our company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

         The Delaware General Corporation Law provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. Our amended and restated certificate of incorporation and our bylaws contain provisions for indemnification of our directors and officers and for the advancements of expenses to any director or officer to the fullest extent of the law.

         The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. Our bylaws permit the company to purchase such insurance. We have director and officer insurance in place for our directors and officers.

         We have also agreed by contract to indemnify our directors and certain of our officers for certain liabilities incurred by such persons by reason of the fact that such person is a director or officer, provided that such person was acting in good faith.

ITEM 8. EXHIBITS

         Exhibit
         Number      Description
         ------      -----------
         5.1         Opinion of Weil, Gotshal & Manges LLP.

         23.1        Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                     5.1).

         23.2        Consent of PricewaterhouseCoopers, Independent Accountants.

         24.1        Powers of Attorney are contained on the signature pages.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it merits all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on August 18, 2000.


                                       GETTY IMAGES, INC.


                                       By: /s/ Steve Cristallo
                                           ------------------------------------
                                           Name:    Steve Cristallo
                                           Title:   Acting Chief Financial
                                                    Officer


                               POWERS OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan D. Klein and Steve Cristallo, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                               DATE
---------                                   -----                               ----
         /s/ Mark H. Getty             Executive Chairman and Director    August 18, 2000
-------------------------------
          Mark H. Getty

        /s/ Jonathan D. Klein          Chief Executive Officer and        August 18, 2000
-------------------------------        Director
         Jonathan D. Klein

        /s/ Steve Cristallo            Vice President, Finance and        August 18, 2000
-------------------------------        Acting Chief Financial Officer
         Steve Cristallo

        /s/ Mark Torrance              Director                           August 18, 2000
-------------------------------
         Mark Torrance

        /s/ Andrew Garb                Director                           August 18, 2000
-------------------------------
         Andrew Garb

     /s/ James N. Bailey               Director                           August 18, 2000
--------------------------------
         James N. Bailey

    /s/ Christopher S. Sporborg        Director                           August 18, 2000
--------------------------------
      Christopher S. Sporborg

                                INDEX TO EXHIBITS

         Exhibit
         Number      Description
         ------      -----------
         5.1         Opinion of Weil, Gotshal & Manges LLP.

         23.1        Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                     5.1).

         23.2        Consent of PricewaterhouseCoopers, Independent Accountants.

         24.1        Powers of Attorney are contained on the signature pages.